Exhibit 99.1

Contact: Renee Skonier Executive Legal Director 636.916.2457

LMI AEROSPACE, INC. ANNOUNCES NEW CHIEF OPERATING OFFICER
Veteran Aerospace Executive Joseph DeMartino Joins Company

ST. LOUIS, Aug. 1, 2014 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced that Joseph DeMartino has been named Chief Operating Officer, effective July 31.

"I am thrilled to announce the addition of Joe to our executive team," said Dan Korte, President and Chief Executive Officer of LMI. "His tremendous leadership skills, senior management experience, technical and financial expertise coupled with a hands-on approach to problem solving is a perfect fit for the company."

DeMartino will be responsible for the company's day-to-day Aerostructures operations, for achievement of the company's operational goals and application of operational excellence across the company. He will report directly to CEO Korte.

"I am extremely impressed with the leadership, professionalism and dedication of everyone who works at LMI," DeMartino said. "I look forward to working with Dan, the board, the management team and the company's customers, partners and employees as we build on LMI's long history and achievements."

DeMartino most recently worked as a consultant to the aerospace industry after serving in a series of executive positions with GKN Aerospace. While based in St. Louis with GKN, he led the company's largest North America subdivision in a changing landscape and interacted with top customers such as Boeing, Northrop Grumman, Gulfstream, Bell, Sikorsky, BAE Systems, Pratt & Whitney and Lockheed Martin. He began his career as an engineer in the Douglas Aircraft division of McDonnell Douglas Corporation.

"LMI is committed to growth and continuous improvement in our core and emergent business segments. I look forward to working with Joe as we build on the company's strong values, meet our goals, exceed customer expectations and achieve operational excellence," Korte added.

In connection with LMI's offer of employment to DeMartino, and pursuant to his employment agreement dated July 31, 2014, DeMartino will be granted an inducement award pursuant to NASDAQ Listing Rule 5635(c)(4). The inducement award consists of 4,582 shares of restricted stock at a per share price of $13.095 with a value of $60,001 on the grant date, July 31, 2014. The stock shall vest on the three-year anniversary of the date of grant, subject to DeMartino's continued employment on the vesting date. The award is being issued as an inducement material to DeMartino employment in accordance with NASDAQ Listing Rule 5635(c)(4).

About LMI:

LMI Aerospace, Inc. ("LMI") is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets. Through its Aerostructures segment, the company primarily fabricates machines, finishes, integrates, assembles and kits machined and formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries. It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.